Exhibit 99.1

Contacts:
Investors:	Susan Cramer	Media: Jeffrey Simek
	(201) 269-6187	(201) 269-6400
	susan_cramer@medco.com	jeffrey_simek@medco.com

Medco Health Solutions Announces Second Quarter Earnings

•	Diluted Earnings Per Share of $0.46 for the quarter ($0.56 excluding $0.10 per share amortization of intangible assets)

•	Net Revenues of $8.8 billion, a 5.1 percent increase over 2003

•	Net Income of $127.3 million, a 21.0 percent increase over 2003

•	EBITDA Per Adjusted Prescription of $1.89, a 28.6 percent increase over 2003

•	Gross Margin of 4.8 percent, up from 4.4 percent in 2003

FRANKLIN LAKES, N.J., July 27, 2004 – Medco Health Solutions, Inc. (NYSE: MHS) today announced second quarter diluted earnings per share of $0.46 ($0.56 per share excluding $0.10 per share in amortization of intangible assets).

Net revenues for the quarter were $8.8 billion, compared to $8.4 billion in the same period last year, a 5.1 percent increase. Net income in the quarter was $127.3 million, a 21.0 percent increase over the same period last year.

Second quarter diluted earnings per share included $21.4 million or $0.05 per share in incremental intangible asset amortization expense compared to 2003 as a result of decreasing the useful life of certain intangible assets effective at the beginning of fiscal 2004, and the impact of interest expense on debt incurred in the third quarter of 2003 as a result of the spin-off.

Second quarter results were driven by continued improvements in gross margin which reached 4.8 percent, up from 4.4 percent in the second quarter of 2003. This improvement is attributed to a 15.2 percent increase in mail order prescriptions, higher generic dispensing and improved formulary management. Gross margin (net revenues less cost of revenues) of $427.7 million for the quarter was up 15.3 percent over 2003.

“Increasing generic dispensing and shifting prescription volumes to mail order reinforces a winning business model for our customers, their members and Medco’s shareholders,” said David B. Snow Jr., Medco chairman, president and CEO. “Our service-oriented technology investments, combined with our client-focused business strategies, have lowered our costs, and at the same time, improved service and provided greater overall value to our customers.”

Medco’s mail order pharmacy operations, the largest in the Pharmacy Benefit Management industry, dispensed 22.0 million prescriptions in the second quarter, up 15.2 percent from 19.1 million prescriptions in the second quarter of last year. Approximately 3 million members have been added to mandatory mail programs since the beginning of the year.

Mail order penetration on a volume-adjusted basis reached 39.0 percent in the second quarter of 2004, up from 33.8 percent in the second quarter of 2003. Retail prescription volume declined to 103.4 million from 112.3 million for the same period in 2003, in part as a result of the shift of retail prescriptions to mail order.

Generic drugs comprised 45.5 percent of total prescriptions in the second quarter of 2004, compared to 43.4 percent a year ago. In addition, the number of prescriptions processed through Medco’s Internet pharmacy, www.medco.com, increased to 4.2 million for the quarter, a 27.3 percent year-over-year increase, reflecting one of the many benefits from Medco’s investments in automation and technology.

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $320.5 million, an increase of $71.5 million, or 28.7 percent, over the same period last year. EBITDA per adjusted prescription of $1.89 exceeded 2003 second quarter results by 28.6 percent. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)

On a year-to-date basis, net revenues were $17.7 billion, a 6.0 percent increase over the same period in 2003; net income was $230.8 million, an 11.4 percent increase over the same period in 2003.

Customer Update

Medco has grown customer accounts by $1.6 billion in 2004, including new sales, new growth within existing customers and the annualization of new accounts won in the prior year.

In addition, Medco has achieved thus far in 2004 approximately $18 billion in renewals, a new company record. Approximately $10 billion of the 2004 renewals represented early renewals, including Medco’s largest single health plan client.

“The most sophisticated and demanding buyers of healthcare services have demonstrated their confidence in Medco’s ability to deliver the technology solutions, and offer the service and scale that optimizes prescription drug management,” said Snow.

“Renewing $18 billion in 2004 under multi-year contracts positions us to focus on new sales opportunities and growing our customer base,” added Snow. “We are actively engaged in pursuing new business and have already secured approximately $500 million in new sales for 2005.”

Medco continues to drive market acceptance of its specialty pharmacy offering. Over the first six months in 2004, patient enrollment in Medco’s Special Care Pharmacy program increased almost three-fold – from approximately 4 million to more than 11 million lives.

During the second quarter, Medco also began dispensing select drugs through its relationship with Accredo Health. As part of an alliance signed in February 2004, Accredo Health became the preferred provider of a select group of specialty pharmaceutical products for Medco, expanding the product lines and services for Medco in therapeutic categories such as hemophilia, pulmonary arterial hypertension, respiratory syncytial virus, multiple sclerosis, growth hormone deficiency and Gaucher’s disease.

“Delivering an integrated Specialty Benefit Management Service is a compelling value proposition for our clients,” said Snow. “Our enhanced clinical management, augmented by Accredo’s expertise and favorable economics in specific therapeutic categories, provides outstanding patient care and a total end-to-end solution for our customers.”

Additional Second Quarter Highlights

In conjunction with the launch of the national Medicare drug discount program, Medco has enrolled more than 500,000 members through its administration of multiple Medicare + Choice, co-branded and client-branded card programs, and Medco’s own Preferred Prescription Drug Card. Medco’s Preferred Prescription Discount Card offers Medicare beneficiaries savings of up to 30 percent with additional savings through the use of mail service and generics. The program also offers enrollees access to Medco’s clinical expertise, award-winning on-line pharmacy, and national retail pharmacy network.

During the quarter, Medco unveiled the first national branding campaign in the company’s history to educate health plan and business leaders, and consumers, about the myriad ways in which Medco delivers value to its customers and members. The multi-faceted, integrated “knowledge” campaign – “Extra-Strength Solutions™” – is focused on expanding the public’s knowledge of the industry, and in particular, Medco’s ability to help its customers manage the costs of providing quality prescription healthcare.

2004 Guidance

“With accelerated mail order penetration and improvements in gross margins, we are comfortable with the upper range of our original guidance for 2004,” said Snow.

Medco now expects 2004 fiscal-year diluted earnings per share in the range of $1.69 to $1.75 on a GAAP basis; or $2.08 to $2.14, excluding approximately $0.39 per share in amortization of intangible assets. As previously announced, amortization of intangible assets reflects a 23-year useful life compared to a 35-year useful life in 2003.

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income, and cash flow from operations, which measures actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of its statement of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

Medco uses earnings per share excluding amortization as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share excluding amortization of intangibles is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Tuesday, July 27, 2004 at 10 a.m. (EDT).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medco.com.

A replay of the call will be available two hours after the event on July 27, 2004 through August 11, 2004. Dial in: (800) 642-1687 from inside the U.S. or (706) 645-9291 from outside the U.S. Please use passcode 8498525.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

Editor’s Note: Extra-Strength Solutions™ is a registered trademark of Medco Health Solutions Inc.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the Risk Factors section of the Company’s Annual Report on Form 10–K filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	The impact on our business and competitive position of our managed care agreement with Merck & Co., Inc.;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Possible contractual or regulatory changes affecting pricing, rebates, discounts, or other practices of pharmaceutical manufacturers;

•	Risks associated with our indebtedness and debt service obligations;

•	Risks associated with our ability to continue to develop innovative programs and services;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Liability and other claims asserted against us;

•	Risks related to bioterrorism and mail tampering;

•	Risks related to rapid changes in technology and our ability to protect our technology and enforce our intellectual property and contract rights;

•	Developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization and cost patterns and the introduction of new drugs;

•	New or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	The possibility of a material non-cash charge to income if our recorded goodwill is impaired;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;

•	Legislative proposals that impact our industry or the way we do business; and

•	General economic and business conditions

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Product net revenues (Includes retail co-payments of $1,694 and $1,666 in the second quarters of 2004 and 2003, and $3,490 and $3,344 in the six months of 2004 and 2003)	$8,760.2	$8,317.8	$17,586.2	$16,555.7
Service revenues	76.0	86.7	155.9	182.9

Total net revenues	8,836.2	8,404.5	17,742.1	16,738.6

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $1,694 and $1,666 in the second quarters of 2004 and 2003, and $3,490 and $3,344 in the six months of 2004 and 2003)	8,377.6	7,985.5	16,830.3	15,925.1
Cost of service revenues	30.9	48.1	63.5	93.2

Total cost of revenues	8,408.5	8,033.6	16,893.8	16,018.3

Selling, general and administrative expenses	156.8	167.7	335.7	330.7
Amortization of intangibles	45.0	23.6	90.0	47.2
Interest and other (income) expense, net	13.3	(0.4)	35.3	(12.2)

Total cost of operations	8,623.6	8,224.5	17,354.8	16,384.0

Income before provision for income taxes	212.6	180.0	387.3	354.6

Provision for income taxes	85.3	74.8	156.5	147.4

Net income	$127.3	$105.2	$230.8	$207.2

Basic earnings per share:
Weighted average shares outstanding	271.4	270.0	271.1	270.0

Earnings per share	$0.47	$0.39	$0.85	$0.77

Diluted earnings per share:
Weighted average shares outstanding	274.6	270.0	274.1	270.0

Earnings per share	$0.46	$0.39	$0.84	$0.77

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

($ in millions)

Table 2.

	June 26, 2004	Dec. 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$594.4	$638.5
Short-term investments	57.5	59.5
Accounts receivable, net	1,743.6	1,394.0
Inventories, net	1,072.4	1,213.4
Prepaid expenses and other current assets	68.5	95.5
Deferred tax assets	332.3	359.4

Total current assets	3,868.7	3,760.3
Property and equipment, net	688.6	757.3
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,230.5	2,320.5
Other noncurrent assets	104.7	114.7

Total assets	$10,202.7	$10,263.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$1,878.4	$1,988.2
Accrued expenses and other current liabilities	511.2	567.1
Current portion of long-term debt	80.0	50.0

Total current liabilities	2,469.6	2,605.3
Noncurrent liabilities:
Long-term debt, net of current portion	1,205.0	1,346.1
Deferred tax liabilities	1,068.4	1,177.5
Other noncurrent liabilities	67.1	54.1

Total liabilities	4,810.1	5,183.0

Total stockholders’ equity	5,392.6	5,080.0

Total liabilities and stockholders’ equity	$10,202.7	$10,263.0

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Six Months Ended
	June 26, 2004	June 28, 2003
Cash flows from operating activities:
Net income	$230.8	$207.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	111.8	91.9
Amortization of intangibles	90.0	47.2
Deferred income taxes	(43.7)	(19.5)
Other	19.3	18.1
Net changes in assets and liabilities:
Accounts receivable	(351.1)	27.9
Inventories	141.0	136.7
Other noncurrent assets	8.0	11.2
Current liabilities	(165.6)	(12.6)
Other noncurrent liabilities	1.8	13.3
Other	26.9	(0.2)

Net cash provided by operating activities	69.2	521.2

Cash flows from investing activities:
Capital expenditures	(43.1)	(66.7)
Purchases of securities and other investments	(31.5)	(107.7)
Proceeds from sale of securities and other investments	29.2	102.0

Net cash used by investing activities	(45.4)	(72.4)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	—
Repayments on debt	(900.0)	—
Debt issuance costs	(4.2)	—
Proceeds from exercise of stock options	36.3	—
Intercompany transfer to Merck, net	—	(456.6)

Net cash used by financing activities	(67.9)	(456.6)

Net decrease in cash and cash equivalents	$(44.1)	$(7.8)
Cash and cash equivalents at beginning of period	$638.5	$14.4

Cash and cash equivalents at end of period	$594.4	$6.6

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Earnings Per Share Reconciliation:
Net income per diluted share	$0.46	$0.39	$0.84	$0.77
Adjustment for the amortization of intangible assets	0.10	0.05	0.20	0.10

Adjusted net income per diluted share	$0.56	$0.44	$1.04	$0.87

Table 5.

	Quarters Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004		June 28, 2003

EBITDA Reconciliation:
Net income	$127.3	$105.2	$230.8		$207.2
Add (deduct):
Interest and other (income) expense, net	13.3	(0.4)	35.3	(1)	(1.2	)(2)
Provision for income taxes	85.3	74.8	156.5		147.4
Depreciation expense	49.6	45.8	111.8		91.9
Amortization expense	45.0	23.6	90.0		47.2

EBITDA	$320.5	$249.0	$624.4		$492.5

Claims Detail:
Prescriptions administered
Mail order	22.0	19.1	43.2		39.0
Retail	103.4	112.3	212.3		225.8

Total	125.4	131.4	255.5		264.8

Adjusted prescriptions (3)	169.4	169.6	341.9		342.8

EBITDA per adjusted prescription	$1.89	$1.47	$1.83		$1.44

(1)	Includes a one-time write-off of debt issuance costs amounting to $5.5 million associated with the debt refinancing.
(2)	Excludes a one-time gain of $11 million from the sale of a minority equity investment in a nonpublic company.
(3)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

June 26, 2004
Balance Sheet Debt:
Term loans	$800.0
Senior notes	$496.2
Effect of swap arrangements	$(11.2)

Total debt	$1,285.0